EX – 99.(h)(2)

AMENDMENT TO TRANSFER AGENCY AGREEMENT

AMENDMENT made this 26th day of September, 2003, between Mercantile Funds, Inc. (the “Company”), a Maryland corporation having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Company and BISYS entered into a Transfer Agency Agreement dated October 25, 2002 (the “Agreement”), pursuant to which BISYS performs transfer agent services for the and each investment portfolio of the Company, as listed on Schedule A thereto, or as may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, the Company has established a new investment portfolio, and the parties desire to memorialize the coverage of such “Fund” by the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Company and BISYS hereby agree as follows:

11. New Fund.

11.1 Section 14 of the Agreement is amended by deleting the final line of the list of Classes and Series and replacing it with the following:

Class Q Common Stock	400,000,000	Low Duration Bond Fund

		(Institutional Shares)

Special Series 1	100,000,000	Low Duration Bond Fund

		(Class A Shares)

Special Series 2	100,000,000	Low Duration Bond Fund

		(Class B Shares)

Special Series 3	100,000,000	Low Duration Bond Fund

		(Class C Shares)
Unclassified	4,400,000,000

11.2 Schedule A is hereby amended by adding the following at the end of the list:

“Low Duration Bond Fund”.

12. Miscellaneous.

12.1 This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

12.2 Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

12.3 Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

12.4 This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

MERCANTILE FUNDS, INC.

By:	/s/ John J. Pileggi
Name:	John J. Pileggi
Title:	President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaf
Name:	Fred Naddaf
Title:	Executive Vice President